Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-13509, No. 333-13511, No. 333-13599, No. 333-100263, No. 333-136984, 333-184334, 333-184335, and 333-184336) of Universal Stainless & Alloy Products, Inc. of our report dated March 18, 2013, relating to the consolidated financial statements of Universal Stainless & Alloy Products, Inc. as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and consolidated financial statement schedule listed in Item 15(2) and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ Schneider Downs & Co., Inc.
Schneider Downs & Co., Inc. Pittsburgh, Pennsylvania March 18, 2013